UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): October 26, 2015 (October 25, 2015)

Valeant Pharmaceuticals International, Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada H7L 4A8

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code): (514) 744-6792

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 25, 2015, the board of directors (the “Board”) of Valeant Pharmaceuticals International, Inc. (the “Company”) increased the number of directors of the Board from eleven to twelve and, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed G. Mason Morfit as a director of the Board. Mr. Morfit’s term as director commenced effective October 25, 2015 and his current term as director will expire at the Company’s 2016 annual shareholder meeting or upon his prior death or resignation, retirement or removal from the Board, whichever is earliest.

Mr. Morfit is a Partner and the President of ValueAct Capital. Prior to joining ValueAct Capital in January 2001, Mr. Morfit worked in equity research for Credit Suisse First Boston. Mr. Morfit is a director of Microsoft Corporation and a former director of Advanced Medical Optics, Inc., C.R. Bard, Inc., Immucor, Inc., MSD Performance, Inc., Solexa, Inc. and Valeant Pharmaceuticals International. Mr. Morfit was previously on the Board of the Company from September 2010 to May 2014.

There are no arrangements or understandings between Mr. Morfit and any other persons pursuant to which Mr. Morfit was selected as a director, and there have been no transactions since the beginning of the Company’s last fiscal year, or are currently proposed, regarding Mr. Morfit that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As of October 25, 2015, Mr. Morfit has been named to the Board’s newly established ad hoc committee, formed to review allegations related to the Company’s business relationship with Philidor and related matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

Date: October 26, 2015

	By:	/s/ Robert R. Chai-Onn
Robert R. Chai-Onn
Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development